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EXHIBIT 11

                        FEDERATED DEPARTMENT STORES, INC.
         Exhibit of Primary and Fully Diluted Earnings (Loss) Per Share
                      (thousands, except per share figures)
                                                 13 Weeks Ended                                     39 Weeks Ended
                                   November 2, 1996           October 28, 1995        November 2, 1996           October 28, 1995
                               Shares         Income      Shares          Loss       Shares       Loss       Shares          Loss

Net income (loss) and average
 number of shares outstanding 207,820        $41,801     197,017     $(46,395)      207,398  $(23,338)      187,508    $(170,320)
Earnings (loss) per share              $ .20                    $(.24)                    $(.11)                  $(.91)

PRIMARY COMPUTATION:
 Average number of common
  share equivalents:
   Shares to be issued to the U.S.
     Treasury                      40                         81                         40                      81
   Deferred compensation plan     237                        164                        224                     155
   Warrants                     1,875                        798                      1,701                     295
   Stock options                1,580              -       1,294             -        1,577          -          840             -
     Adjusted number of common
      and common equivalent
      shares outstanding and
      adjusted net income
      (loss)                  211,552         41,801     199,354      (46,395)      210,940   (23,338)      188,879     (170,320)
     Primary earnings (loss)
     per share                         $ .20                    $(.23)                    $(.11)                  $(.90)

FULLY DILUTED COMPUTATION:
 Additional adjustments to a fully
  diluted basis:
   Warrants                                                                              75                     221
   Stock options                    -              -           -             -           64          -          150             -
     Adjusted number of shares
      outstanding and net income
      (loss) on a fully diluted
      basis                   211,552        $41,801     199,354     $(46,395)      211,079  $(23,338)      189,250    $(170,320)

     Fully diluted earnings
     (loss) per share                  $ .20                    $(.23)                    $(.11)                  $(.90)


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